EXHIBIT 10.1

AMENDMENT TO

MASSEY ENERGY COMPANY

2006 STOCK AND INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of August 15, 2006)

1. The following sentence is added at the end of the last paragraph of Section 2.1 of the Plan:

The Plan was further amended effective November 14, 2006 in order (1) to revise the definition of “Fair Market Value” as used in connection with valuing Stock under the Plan for awards made on or after November 14, 2006 and (2) to provide for mandatory equitable adjustments in awards outstanding under the Plan as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold.

2. Section 2.1(j) of the Plan is revised to read as follows:

(j) “Fair Market Value” of a Share for purposes of this Plan means as of any date, the closing market price (that is, the price at which Shares were last sold in the regular way on the New York Stock Exchange) of the Stock on the relevant date if it is a trading date or, if no Shares so traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares so traded on the New York Stock Exchange or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

3. Section 4.4 of the Plan is revised to read as follows:

4.4 Capital Adjustments. If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then (i) the Committee shall make appropriate and proportionate adjustments in the number and class of Shares subject to, or cash or other property that may be acquired pursuant to, each outstanding Award and the Option Price therefor in such manner as the Committee shall determine in order to retain the economic value or opportunity provided immediately prior to the transaction for which the adjustment is made and (ii) in all cases, unless the terms of such transaction shall provide otherwise, the Committee may make appropriate and proportionate adjustments in the maximum number and kind of shares or other securities, and the annual limits on and aggregate number of Shares for which Awards, that may be issued pursuant to such Awards thereafter granted under the Plan. Notwithstanding anything to contrary in the foregoing, any such adjustment shall be made in such a manner that will not affect the status of any Award intended to be excepted from treatment as nonqualified deferred compensation under Section 409A of the Code, qualify as an ISO under Section 422 of the Code or as “performance based compensation” under Section 162(m) of the Code. No fractional interests will be issued under the Plan resulting from any such adjustments.

Approved

November 14, 2006